Exhibit 99.2
BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Index

Consolidated Financial Statements as of June 30, 2005 and 2004,
and for each of the three years in the Period Ended June 30, 2005
Condensed Consolidated Financial Statements as of December 31, 2005,
and for the Six Months Ended December 31, 2005 and 2004 (unaudited)

Condensed Consolidated Balance Sheet	24

Condensed Consolidated Statements of Income	25

Condensed Consolidated Statements of Cash Flows	26

Notes to Condensed Consolidated Financial Statements	27-33

Report of Independent Registered Public Accounting Firm
To the Shareholder of BIS LP Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of BIS LP Inc. and its subsidiaries (collectively the Information Services group of The BISYS Group, Inc.) at June 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As more fully described in Note 13, on September 15, 2005, Open Solutions Inc. agreed to acquire the Company in a transaction expected to close by February 28, 2006.
/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
February 14, 2006

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Consolidated Statements of Income
Years Ended June 30, 2005, 2004, and 2003

(in thousands of dollars)	2005	2004	2003
Revenues	$211,780	$220,471	$201,986

Operating costs and expenses
Service and operating (exclusive of depreciation and amortization shown separately below)	95,301	93,309	89,344
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	32,940	32,977	31,526
Depreciation and amortization	33,648	31,094	28,031
Fees charged by BISYS	13,353	13,232	10,987

Total operating costs and expenses	175,242	170,612	159,888

Operating income	36,538	49,859	42,098
Interest income	209	1,404	2,417
Interest expense	(962)	(480)	(1,175)

Income before income taxes	35,785	50,783	43,340

Income taxes	14,406	20,126	19,168

Net income	$21,379	$30,657	$24,172

The accompanying notes are an integral part of these consolidated financial statements.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Consolidated Balance Sheets
June 30, 2005 and 2004

(in thousands of dollars)	2005	2004
Assets
Current assets
Cash	$619	$400
Accounts receivable, net	28,573	28,153
Deferred tax asset	10,503	11,259
Prepaids and other	3,463	3,563

Total current assets	43,158	43,375

Property and equipment, net	12,929	18,030
Goodwill	34,946	34,946
Intangible assets, net	81,334	74,900
Other assets	4,989	7,395

Total assets	$177,356	$178,646

Liabilities
Current liabilities
Current portion of capital lease obligations	$4,461	$4,958
Accounts payable	4,610	4,178
Deferred revenue	26,740	28,322
Other current liabilities	17,921	19,437

Total current liabilities	53,732	56,895

Capital lease obligations	5,992	9,929
Due to BISYS	21,980	37,742
Deferred tax liability	10,610	10,425
Deferred revenue	34,648	34,640

Total liabilities	126,962	149,631

Commitments and contingencies (Note 6 and Note 7)

Stockholder’s equity
Common stock, no par value; 3,000 shares authorized, 100 shares issued and outstanding	—	—
Net investment by BISYS	50,394	29,015

Total stockholder’s equity	50,394	29,015

Total liabilities and stockholder’s equity	$177,356	$178,646

The accompanying notes are an integral part of these consolidated financial statements.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Consolidated Statements of Cash Flows
Years Ended June 30, 2005, 2004, and 2003

(in thousands of dollars)	2005	2004	2003
Cash flows from operating activities
Net income	$21,379	$30,657	$24,172
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	33,648	31,094	28,031
Deferred income tax provision	941	1,962	1,132
Provision for bad debts	502	1,039	2,253
Changes in assets and liabilities
Accounts receivable	(922)	5,872	2,451
Prepaids and other	100	2,232	1,500
Other assets	2,406	(1,511)	(4,493)
Accounts payable	432	(4,353)	1,706
Other current liabilities	(1,621)	3,288	(1,761)
Deferred revenue	(1,574)	3,022	13,294

Net cash provided by operating activities	55,291	73,302	68,285

Cash flows from investing activities
Capital expenditures for property and equipment	(866)	(905)	(1,079)
Payments for purchased software	(22,746)	(17,973)	(19,100)
Payments for internally developed software	(10,094)	(11,515)	(12,628)

Net cash used in investing activities	(33,706)	(30,393)	(32,807)

Cash flows from financing activities
Borrowings under line of credit agreement with BISYS	11,617	157,297	7,335
Repayments under line of credit agreement with BISYS	(27,379)	(48,319)	(37,849)
Payment of capital lease obligations	(5,604)	(5,380)	(4,727)
Payment of dividends to BISYS	—	(154,853)	—
Capital contribution from BISYS	—	8,257	—

Net cash used in financing activities	(21,366)	(42,998)	(35,241)

Net increase (decrease) in cash	219	(89)	237
Cash at beginning of year	400	489	252

Cash at end of year	$619	$400	$489

Supplemental cash flow disclosures
Cash paid for interest	$307	$389	$431
Noncash investing and financing activities

Capital lease obligations incurred	$4,295	$13,482	$6,785

The accompanying notes are an integral part of these consolidated financial statements.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Consolidated Statements of Stockholder’s Equity
Years Ended June 30, 2005, 2004, and 2003

Net
Investment
(in thousands of dollars)	by BISYS
Balance at June 30, 2002	$120,782
Net income	24,172
Balance at June 30, 2003	144,954
Net income	30,657
Dividends to BISYS	(154,853)
Capital contribution from BISYS	8,257
Balance at June 30, 2004	29,015
Net income	21,379

Balance at June 30, 2005	$50,394

The accompanying notes are an integral part of these consolidated financial statements.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
1.	Basis of Presentation and Summary of Significant Accounting Policies

The Company

BIS LP Inc. (“BIS LP” or the “Company”) is a wholly owned subsidiary of The BISYS Group, Inc. (“BISYS”). The Company, also known as the Information Services group, supports banks, insurance companies and corporations in the United States with information processing, asset retention services and check imaging solutions. The Company’s comprehensive banking platform supports banks with integrated core deposit and lending, commercial and retail services and offers ancillary products including ATM and debit card processing, electronic and Internet-based banking, branch automation, customer relationship management, executive decision-support tools, and document imaging. The Company also provides a complete imaging platform, enabling clients to convert paper-based checks into digital or “virtual” checks and process them electronically.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of BIS LP and its subsidiaries and reflect the Company’s assets, liabilities, results of operations and cash flows, including allocations by BISYS, on a historical cost basis. All significant intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year is from July 1 to June 30. Unless otherwise stated, references to the years 2005, 2004, and 2003 relate to the fiscal years ended June 30, 2005, 2004, and 2003, respectively. References to future years also relate to the fiscal year ended June 30.

Cash

The Company maintains cash deposits in banks which from time to time exceed the amount of deposit insurance available. Management periodically assesses the financial condition of the institutions and believes that any potential credit loss is minimal. See Note 11 for a discussion of centralized cash with BISYS.

Receivables

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. A majority of the Company’s receivables are from banks and insurance companies which approximated $24.2 million and $2.7 million, respectively, at June 30, 2005. Although the Company’s receivables are concentrated in the financial services industry, bad debt expense historically has not been significant.

The Company maintains an allowance for doubtful accounts for estimated losses. In establishing the required allowance, management considers historical losses, current receivable agings and existing economic conditions. Bad debt expense for 2005, 2004, and 2003 approximated $0.5 million, $1.0 million, and $2.3 million, respectively. Write-offs for 2005, 2004, and 2003 approximated $0.5 million, $1.5 million, and $3.1 million, respectively. At both June 30, 2005 and 2004, the Company’s allowance for doubtful accounts was approximately $0.8 million.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk are limited to accounts receivable. No individual customer accounted for 10% or more of total

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
revenues for 2005, 2004, and 2003. As of June 30, 2005 and 2004, no customer accounted for 10% or more of the total accounts receivable balance. The Company maintains allowances for potential credit risks and otherwise controls this risk through monitoring procedures.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight line method over the estimated useful lives of the assets as follows:

Estimated
Useful Lives
(in years)
Leasehold improvements	3 - 10
Data processing equipment and systems	3 - 10
Furniture and fixtures	7
Leased property under capital leases	3 - 7
Depreciation and amortization expense for the assets included within property and equipment for 2005, 2004, and 2003 was $7.2 million, $7.1 million, and $7.2 million, respectively. Accumulated depreciation and amortization includes $6.9 million and $5.5 million of accumulated amortization for leased property under capital leases at June 30, 2005 and 2004, respectively.

Expenditures for major renewals and improvements are capitalized, while minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to expense as incurred. Disposals are removed at cost less accumulated depreciation with the resulting gain or loss being reflected in operations.

Leasehold improvements in connection with operating leases of real property are amortized over the shorter of their economic lives or the lease term. Rent escalations, rent holidays, rent concessions and leasehold improvement incentives in connection with operating leases of real property are amortized on a straight-line basis over the lease term.

Goodwill and Acquired Intangible Assets

Goodwill represents the excess of the cost of an acquired entity over the net amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed. The Company periodically evaluates goodwill for impairment no less than annually by comparing the carrying value of each reporting unit to its fair value using a two-step impairment test set forth in FAS 142, Goodwill and Other Intangible Assets. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Intangible assets are amortized on a straight-line method over their estimated useful lives. The Company evaluates, for impairment, the carrying value of acquired intangible assets by comparing the carrying value to the anticipated future undiscounted cash flows expected to be generated from the use of the intangible asset. If an intangible asset is impaired, the asset is written down to fair value. Intangible assets resulting from acquired customer relationships are evaluated in light of actual customer attrition rates and related cash flows to ensure that the carrying value of these intangible assets is recoverable.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
Capitalized Software Costs

The Company capitalizes purchased software and certain software development costs incurred to develop new software or enhance existing software which is either utilized by the Company to process customer transactions or marketed externally. The majority of such activities relate to software used to process customer transactions. The Company charges to operations routine maintenance of software, design costs and development costs incurred prior to the application development stage or establishment of a product’s technological feasibility. Costs incurred subsequent to the preliminary project stage or establishment of a product’s technological feasibility are capitalized and amortized over the expected useful life of the related product.

The Company capitalizes the costs of computer software developed or obtained for internal use in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). Capitalized computer software costs consist of purchased software licenses, implementation costs, consulting costs and payroll-related costs for certain projects that qualify for capitalization. The Company also capitalizes certain costs incurred to develop new software or enhance existing software which is marketed externally or utilized by the Company to process customer transactions in accordance with FAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (“FAS 86”).

Costs capitalized under SOP 98-1 are amortized over their estimated useful lives, generally five years, and ranges from three to six years. Costs capitalized under FAS 86 are amortized using the greater of (a) the amount determined by the ratio of the product’s current revenue to total expected future revenue or (b) the straight-line method over the estimated useful life of the product which is generally five years. During all periods presented, the straight-line method was used to amortize the capitalized costs as this method resulted in greater amortization. Software amortization, included in depreciation and amortization, for 2005, 2004, and 2003 approximated $25.5 million, $23.1 million, and $20.0 million, respectively, resulting in an increase in net capitalized software of $7.3 million, $6.4 million, and $11.7 million for 2005, 2004, and 2003, respectively.

Impairment of Long-Lived Assets

The Company assesses the likelihood of recovering the cost of long-lived assets whenever events or changes in circumstances indicate that the carrying amount for an asset may not be recoverable. The Company considers estimates of undiscounted cash flows, along with management’s plans with respect to the operations, in assessing the recoverability of capitalized software costs, property, equipment and other long-lived assets. If it is determined that an impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value.

Revenue Recognition

The Company generates revenues primarily from information processing services provided to banks which outsource their data processing to the Company. The Company also generates revenues from customer support and maintenance, installation, implementation and conversion and deconversion services, professional and training services provided to customers, and hardware and software sales. More than 90% of the Company’s revenues relate to services for 2005, 2004, and 2003.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
Data processing revenues

Revenues are recognized in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and EITF 00-21, Revenue Arrangements with Multiple Deliverables. Data center information processing revenues, the majority of the Company’s revenues, are recognized based on monthly contractual minimum amounts or actual monthly usage by the customer. The Company defers recognition of up-front implementation and conversion fees that are not the culmination of a separate earnings process and recognizes them ratably over the estimated customer life, generally between five and eight years. Implementation fees for ancillary products are generally recognized over six years, consistent with the amortization of related costs, which are principally purchased software licenses. In connection with the Company’s outsourcing arrangements, the Company often performs implementations, including the installation and customization of its proprietary software or third-party software in its centers. Under these arrangements, a client does not take possession of the software nor has the right to take possession of the software without incurring a significant penalty. In accordance with EITF Issue 00-03, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware, these arrangements do not contain a separate software element.

The Company recognizes all internal and contracted costs associated with information processing, implementation and conversion revenues as incurred.

Termination fees are charged when customers cancel their outsourcing contract and are recognized ratably as revenue over the period from customer notification to the deconversion date in accordance with SAB 104.

The Company has agreements with third party vendors to resell the services of those third party vendors to its customers. The Company is obligated to provide these services to its customers, which include Internet banking, telecommunication and other resold services, and is considered the primary obligor. In addition, the Company prices these services independent of the amounts billed by the third party vendors, and the Company bears all collection risk for the amounts billed to its customers. In accordance with EITF No. 99-19, amounts earned from the resale of these services are recorded as revenue on a gross basis and the costs incurred from the third party service providers are recorded as service and operating costs in the accompanying consolidated statements of income.

Software and related revenues

The Company recognizes revenues in accordance with the provisions of the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, as well as Technical Practice Aids issued from time to time by the AICPA. Revenue is recognized when a noncancelable license agreement has been executed, fees are fixed or determinable, the software has been delivered and installed, accepted by the customer if acceptance is required by the contract and is other than perfunctory, and collection is considered probable. The Company sells software licenses in conjunction with hardware and professional services for installation and maintenance. The Company allocates the total arrangement fee among each deliverable using the fair value of each of the deliverables determined using vendor-specific objective evidence (“VSOE”). VSOE of fair value is determined

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
using the price charged when that element is sold separately. In software arrangements in which the Company has fair value of all undelivered elements but not of a delivered element, the residual method is used to record revenue. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element(s) and is recognized as revenue. In software arrangements in which the Company does not have VSOE of fair value of all undelivered elements, revenue is deferred until fair value is determined or all elements for which the Company does not have VSOE of fair value have been delivered. The Company’s software license agreements do not require significant modification or customization of the underlying software, and accordingly, installation and training services are not considered essential to functionality. However, the Company does not have VSOE for its installation services so all hardware and software revenues are deferred until installation is complete. Revenues from training and other services are recognized as services are performed.

Maintenance revenue consists of fees generated by providing software maintenance, unspecified upgrades and support to customers, such as telephone support and new releases of software and updated user documentation on a when-and-if-available basis. A customer typically prepays maintenance and support fees for an initial period, and the related revenue is deferred and recognized ratably over the term of such initial period. Maintenance is renewable by the customer on an annual basis thereafter.

Cash received by the Company in advance of the performance of services or the revenue being recognized is deferred and recognized as revenue when earned. Reimbursements received for out-of-pocket expenses incurred are recorded as revenue under EITF 01-14.

Service and Operating Costs

Service and operating costs reflected on the accompanying consolidated statements of income include direct costs and expenses applicable to revenues earned, such as compensation, data processing costs, data communication costs, equipment rentals, and other direct operating expenses. Service and operating costs exclude depreciation and amortization expenses which substantially all relate to the production of revenue. These costs are shown separately on the accompanying consolidated statements of income.

Advertising and Sales Promotion Costs

Advertising and sales promotion costs, which are expensed as incurred, were $0.5 million, $1.1 million, and $1.0 million for 2005, 2004, and 2003, respectively.

Research and Development Costs

Research and development costs, relating principally to the design and development of new products prior to them achieving technological feasibility and the routine maintenance of existing products, are expensed as incurred. Such costs were $13.6 million, $11.4 million, and $9.5 million for 2005, 2004, and 2003, respectively.

Income Taxes

BISYS and its affiliates file a consolidated federal income tax return that includes the Company. BISYS apportions income tax expense or benefit among all the affiliates based on their taxable income, using corporate statutory rates adjusted for the effect of temporary differences of the Company as though the Company were filing a separate return.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
The liability method is used in accounting for income taxes whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates are related to goodwill, intangible assets, income taxes and revenue recognition. Actual results may differ from these estimates.

Disclosure Regarding Financial Instruments

The fair values of cash, receivables, accounts payable, and accrued expenses approximate the carrying values due to the short period of time to maturity. The fair values of capital lease obligations and amounts due to BISYS approximate the carrying values as actual interest rates used approximate market rates of interest.

Stock-Based Compensation under BISYS Sponsored Plans

Certain of the Company’s employees have received stock option and restricted stock awards under BISYS’ stock option and restricted stock plans. The Company accounts for these stock option and restricted stock plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees. Under the applicable provisions of APB 25, compensation expense has been recorded for restricted stock awards and no expense has been recorded for stock option awards. The following table presents the effect on net income if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for the years ended June 30:

(in thousands of dollars)	2005	2004	2003
Net income, as reported	$21,379	$30,657	$24,172

Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	102	56	—

Deduct: Total stock-based employee compensation expense determined under fair-value based method for all awards, net of related tax effects	(2,500)	(1,567)	(1,835)

Pro forma net income	$18,981	$29,146	$22,337

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
On June 20, 2005, BISYS approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $15.18 per share previously awarded to its employees, including its executive officers, and its directors under the BISYS’ equity compensation plans. The primary purpose of the acceleration was to enable BISYS to avoid recognizing compensation expense associated with these options in future periods following adoption of FAS 123R. It is estimated that the maximum future pre-tax compensation expense that the Company will avoid as a result of the acceleration of vesting of these options is approximately $2.0 million (including $1.1 million in 2006 and $0.6 million in 2007) (Note 10).

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FAS 123R, Share-Based Payment. FAS 123R establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. FAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FAS 123R requires that the fair value of such equity instruments be recognized as expense in the financial statements as services are performed. Prior to FAS 123R, only the pro forma disclosures of fair value were required. FAS 123R is effective for the Company’s first quarter of 2006. The Company intends to adopt FAS 123R effective July 1, 2005, utilizing the modified prospective application transition method and the Black-Scholes option pricing model that are permitted under the new standard. The estimated impact of adopting FAS 123R on results of operations for 2006, based on options at June 30, 2005, is approximately $0.3 million, after tax.

In December 2004, the FASB issued FAS No. 153, Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29 (“FAS 153”). FAS 153 amends Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions (“APB 29”). The amendments made by FAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance.” Previously, APB 29 required that the accounting for an exchange of a productive asset for a similar productive asset, or an equivalent interest in the same or similar productive asset, should be based on the recorded amount of the asset relinquished. The provisions of FAS 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, and there is no expected impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued FAS No. 154, Accounting for Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3 (“FAS 154”). FAS 154 requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 (the Company’s fiscal 2007) and is not expected to have a significant impact on the Company’s consolidated financial statements.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
2.	Detail of Certain Financial Statement Accounts

(in thousands of dollars)	2005	2004
Property and equipment, net
Leasehold improvements	$2,009	$1,947
Data processing equipment and systems	8,562	8,442
Furniture and fixtures	4,317	4,397
Leased property under capital leases	17,211	20,202
	32,099	34,988

Less: Accumulated depreciation and amortization	(19,170)	(16,958)

	$12,929	$18,030

Other current liabilities
Compensation	$5,773	$4,838
Other	12,148	14,599

	$17,921	$19,437

3.	Intangible Assets

At June 30, intangible assets were comprised of the following:

	2005
	Estimated	Gross		Net
	Useful Lives	Carrying	Accumulated	Book
(in thousands of dollars)	(in years)	Amount	Amortization	Value
Capitalized software	3 - 6	$153,326	(78,324)	$75,002
Customer related	15	4,098	(1,023)	3,075
Noncompete agreements	10	3,500	(2,377)	1,123
Other	15	3,900	(1,766)	2,134

		$164,824	$(83,490)	$81,334

	2004
	Estimated	Gross		Net
	Useful Lives	Carrying	Accumulated	Book
	(in years)	Amount	Amortization	Value
Capitalized software	3 - 6	$126,682	$(58,997)	$67,685
Customer related	15	4,098	(750)	3,348
Noncompete agreements	10	3,500	(2,027)	1,473
Other	15	3,900	(1,506)	2,394

		$138,180	$(63,280)	$74,900

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
All of the Company’s intangible assets are subject to amortization. Amortization expense for intangible assets was approximately $26.4 million, $24.0 million and $20.9 million for 2005, 2004, and 2003, respectively. Estimated amortization expense for the succeeding five years is $22.8 million in 2006, $19.2 million in 2007, $15.7 million in 2008, $10.7 million in 2009, and $5.6 million in 2010.

4.	Deferred Revenue

The components of deferred revenue at June 30 were as follows:

(in thousands of dollars)	2005	2004
License fees	$49,947	$49,868
Services	7,300	8,085
Other	4,141	5,009
	61,388	62,962
Less: Long-term amounts	(34,648)	(34,640)

	$26,740	$28,322

More than 90% of the long-term deferred revenue at June 30, 2005 will be earned over the next four years.

5.	Income Taxes

The significant components of the Company’s net deferred tax assets and liabilities as of June 30 are as follows:

(in thousands of dollars)	2005	2004
Deferred tax assets
Deferred revenues	$23,408	$23,412
Tax carryforwards	927	1,046
Other	2,275	2,569

Total deferred tax assets	26,610	27,027
Less: Valuation allowance	(37)	(44)

Net deferred tax assets	26,573	26,983

Deferred tax liabilities
Intangible assets	(23,967)	(24,037)
Goodwill	(2,713)	(2,112)
Total deferred tax liabilities	(26,680)	(26,149)

Net deferred tax (liability) asset	$(107)	$834

The Company periodically evaluates deferred tax assets and adjusts the related valuation allowance on deferred tax assets to an amount which is more likely than not to be realized through future taxable income.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
A valuation allowance for deferred tax assets associated with certain loss carryforwards has been established as the Company currently believes that a portion of the deferred tax assets will not be realized. At June 30, 2005, the Company had $14.1 million of state net operating losses of which $13.3 million expire in years after 2010.

The components of the income tax provision for the years ended June 30 are as follows:

(in thousands of dollars)	2005	2004	2003
Deferred federal tax expense	$1,136	$2,230	$166
Deferred state tax (benefit) expense	(195)	(268)	966

Total deferred tax expense	941	1,962	1,132

Current federal tax expense	9,712	13,647	13,464
Current state tax expense	3,753	4,517	4,572

Total current tax expense	13,465	18,164	18,036

	$14,406	$20,126	$19,168

A reconciliation of the Company’s income tax provision and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended June 30 is as follows:

(in thousands of dollars)	2005	2004	2003
Federal income tax at statutory rate	$12,525	$17,774	$15,169
Change in valuation allowance	(7)	(1,070)	1,114
State taxes	776	2,353	2,203
Tax credits	(711)	(207)	(208)
Reserves for contingent tax liabilities	1,722	1,196	806
Other, net	101	80	84

	$14,406	$20,126	$19,168

6.	Leases

The Company leases office space under noncancelable operating leases with remaining terms of up to seven years. The Company also leases certain office and computer equipment and software under both capital leases and operating leases expiring through 2012. Rental expense associated with operating leases for 2005, 2004, and 2003 totaled $3.3 million, $2.8 million, and $2.8 million, respectively.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
The future minimum lease payments for capital leases and operating leases having remaining noncancelable lease terms in excess of one year for the years ending after June 30, 2005 are as follows:

	Capital	Operating
(in thousands of dollars)	Leases	Leases
2006	$4,747	$3,085
2007	4,356	2,829
2008	1,441	2,477
2009	393	1,805
2010	—	1332
Thereafter	—	872

Total	10,937	$12,400

Less: Imputed interest costs	(484)
Present value of capital lease obligations	10,453
Less: Current portion	(4,461)

Long-term capital lease obligations	$5,992

7.	Other Commitments and Contingencies

Various matters regarding litigation and regulatory investigations exist relating to BISYS and certain of its subsidiaries as further described below. While the Company is not named as a defendant in these proceedings, there can be no assurance such matters will not have a future impact to the Company so long as it remains affiliated with BISYS. BISYS does not expect these matters to have any impact on the Company following the pending sale to Open Solutions Inc. (“OSI”).

There are various other claims, lawsuits and pending actions against the Company incident to the operations of its business. It is the opinion of management that the ultimate resolution of these matters, including the matters relating to BISYS, will not have a material effect on the Company’s financial position, results of operations or cash flows.

Litigation

Following BISYS’ May 17, 2004 announcement regarding the restatement of its consolidated financial results, seven putative class action and two derivative lawsuits were filed against BISYS and certain of its current and former officers. By order of the Court, all but one of the putative class actions has been consolidated into a single action, and on October 25, 2004, plaintiffs filed a consolidated amended complaint. The complaint seeks damages in an unspecified amount as well as unspecified equitable/injunctive relief.

The remaining putative class action at June 30, 2005 purports to be brought on behalf of all persons who acquired non-publicly traded BISYS securities from BISYS as part of private equity transactions during the period October 23, 2000 to May 17, 2004. The complaint generally asserts that BISYS and certain of its officers allegedly violated the federal securities laws in connection

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
with the purported issuance of false and misleading information concerning BISYS’ financial condition, and seeks damages in an unspecified amount.

The derivative complaints purport to be brought on behalf of BISYS and generally assert that certain officers and directors are liable for alleged breaches of fiduciary duties, abuse of control, gross mismanagement, waste, and unjust enrichment that purportedly occurred between October 23, 2000 and the present. The derivative complaints seek disgorgement, constructive trust, and damages in an unspecified amount. The Court has ordered that the derivative actions be consolidated into a single action. On November 24, 2004, plaintiffs filed a consolidated amended complaint. On January 24, 2005, BISYS and the individual defendants filed separate motions to dismiss the complaint. On October 31, 2005, the Court granted defendants’ motions, dismissing on the merits plaintiffs’ claim under Section 304 of the Sarbanes-Oxley Act of 2002 on the ground that it does not create a private right of action upon which plaintiffs may sue. Having so ruled, the Court also dismissed plaintiffs’ state law claims on the ground that it lacked subject matter jurisdiction over them.

BISYS intends to defend itself vigorously against these claims but is unable to determine the ultimate outcome.

Regulatory Investigations

On May 17, 2004, BISYS announced that it would restate its financial results for the fiscal years ended June 30, 2003, 2002, and 2001 and for the quarters ended December 31 and September 30, 2003 in order to record adjustments for correction of errors resulting from various accounting matters in its Life Insurance Services division. BISYS notified the SEC in May 2004 of its intention to restate prior period financial results. Subsequently, the SEC advised BISYS that the SEC was conducting an investigation into the facts and circumstances related to the restatement. In July 2005, BISYS determined that an additional restatement of previously issued financial statements was necessary and the SEC’s investigation has been expanded to include the current restatement. The investigation is ongoing. BISYS has cooperated and intends to continue to cooperate with the SEC’s investigation. BISYS cannot predict when the SEC will conclude its investigation or the outcome or impact thereof.

Other

As of June 30, 2005, the Company had entered into various employment agreements with its executive officers, which provide for compensatory payments of up to approximately $3.5 million, subject to certain conditions and events.

At June 30, 2005, the Company had outstanding purchase commitments through August 2008 to acquire $44.7 million of software licenses related to banking service products (Note 8).

It is not the Company’s business practice to enter into off-balance sheet arrangements. However, in the normal course of business, the Company does enter into contracts in which it makes representations and warranties that guarantee the performance of the Company’s products and services as well as other indemnifications entered into in the normal course of business. During 2005, 2004, and 2003, there were no material losses related to such guarantees and indemnifications.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
8.	Software License Agreement

On September 30, 2003, the Company entered into a software license agreement with OSI and became an outsourcing reseller of OSI’s Total Client Server software as well as OSI’s complimentary products and services to banks and thrifts using the Total Client Server product. The agreement has an initial term of five years, with an option to renew for another five years by mutual consent or at the Company’s option.

Under the terms of the agreement, the Company pays OSI nonrefundable minimum license fees related to the achievement of certain minimum sales requirements for both unit sales and license fees. The Company also pays annual maintenance fees based on minimum license fees paid. OSI has agreed not to compete with the Company for the sale of data processing services using the Total Client Server software on an outsourced basis to banks and thrifts in the United States, except in certain limited circumstances. OSI will also not provide any third-party reseller of the Total Client Server software in the United States with more favorable prices and pricing terms, in the aggregate, than are provided to the Company under the agreement. If, after September 30, 2005, the Company fails to achieve the minimum sales requirements, OSI may terminate the limited noncompete, and favorable price and pricing term obligations, and the Company will no longer be obligated to make minimum license fee payments to OSI. The Company also has the right to terminate the minimum payment requirements after September 30, 2005 if it fails to achieve minimum sales requirements, but the Company will have a nine month obligation for additional nonrefundable minimum license payments (through June 30, 2006) in order to exercise this right. The Company’s termination of the minimum payment requirements will automatically cancel the limited noncompete, and favorable price and pricing term obligations. The Company and OSI have agreed to extend until February 28, 2006 the notice period for providing notice of termination of the limited noncompete obligations and the minimum fee payment obligations under the agreement. Should the agreement be terminated by February 28, 2006, the Company’s remaining obligations due under the agreement would be $3.5 million payable April 1, 2006.

At June 30, 2005, the Company had an outstanding purchase commitment through August 2008 to acquire an additional $44.7 million of software licenses related to Total Client Server core and ancillary products. Assuming the Company exercises its option to terminate the minimum fee payment obligations on February 28, 2006, the Company is committed to pay a total of $15.2 million for maintenance subsequent to June 30, 2005, on purchased licenses under the terms of the agreement. The contract also commits the Company to pay $0.4 million for development funding before June 2006. See Note 13 regarding an agreement to sell the Company to OSI.

Payments for license fees are accounted for under SOP 98-1. During 2005 and 2004, the Company capitalized $10.1 million and $5.6 million of third-party software costs related to this agreement. Maintenance fees are expensed ratably over the period of benefit.

9.	Retirement Savings Plan

The Company participates in a qualified deferred contribution plan sponsored by BISYS that covers substantially all employees. The plan generally provides for tax-deferred amounts for each participant and matching company contributions subject to certain limitations. Amounts charged to expense for contributions to this plan were $0.8 million each for 2005, 2004 and 2003.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
10.	Stock-Based Compensation under BISYS Sponsored Plans

Officers and key employees of the Company have been granted options in the BISYS stock option and restricted stock plans. Stock option grants have exercise prices equal to the market value of the underlying common stock on the date of grant. The stock options vest primarily over a five-year period at each anniversary date of the grant and expire following termination of employment or within ten years of the date of the grant, whichever comes first.

Restricted shares awarded are subject to certain transfer and forfeiture restrictions that lapse over a four-year vesting period. Awards for 22,000 and 25,000 restricted shares were granted during 2005 and 2004 at fair values of $13.30 and $17.13 per share, respectively. Compensation expense is recorded ratably over the four-year vesting period based on the fair value on the award date and amounted to $0.2 million and $0.1 million for 2005 and 2004. No restricted shares were granted during 2003.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions for grants in 2005, 2004 and 2003: 1) expected dividend yields of 0%, 2) risk-free interest rates ranging from 2.10% to 4.67%, 3) expected volatility ranging from 40% to 45% in 2005 and 40% in 2004 and 2003, and 4) an expected option life of 5.0 years, 5.0 years and 4.8 years in 2005, 2004 and 2003, respectively. Using these assumptions, the weighted average fair value per option at date of grant for options granted during 2005, 2004 and 2003 was $6.00, $7.02 and $10.04, respectively. For the purpose of pro forma disclosures (Note 1), the estimated fair value of the options is amortized to expense over the options’ vesting period of five years for employees.

The following is a summary of stock option activity for the years ended June 30:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
(options in thousands)	Options	Price	Options	Price	Options	Price
Outstanding at beginning of year	1,692	$16.06	1,820	$14.81	2,001	$13.64
Options granted	91	13.64	144	16.02	145	23.17
Options exercised	(51)	8.88	(244)	6.15	(250)	9.53
Options cancelled	(54)	21.81	(28)	20.60	(76)	17.37

Outstanding at end of year	1,678	$15.96	1,692	$16.06	1,820	$14.81

Exercisable at end of year	1,551	$16.09	1,090	$13.95	1,040	$11.27

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
The following summarizes information about the Company’s stock options outstanding at June 30, 2005:

			Weighted		Weighted
		Weighted	Average		Average
		Average	Remaining		Exercise
	Options	Exercise	Life		Price of
(options in thousands)	Outstanding	Price	(in years)	Exercisable	Exercisable
$ 0.01 - $10.00	232	$8.83	2.0	232	$8.83
$10.01 - $20.00	1,125	14.21	4.7	1,004	14.28
$20.01 - $30.00	311	27.07	6.0	305	27.08
$30.01 - $40.00	10	32.44	6.8	10	32.44
11.	Related-Party Transactions

Transactions between BIS LP and BISYS and its wholly-owned subsidiaries commonly occur in the normal course of business. BIS LP is charged by BISYS for corporate costs relating to these transactions and services, using the following methodologies:

Direct cost

Costs incurred by BISYS on behalf of BIS LP are charged directly to the Company. These costs are included within the individual line items in the consolidated statements of income, as appropriate.

Allocated costs

Costs incurred by BISYS for shared services provided by BISYS including finance, human resources, payroll processing, purchasing and facilities support. These costs are generally allocated based on total manpower expense for time expended by full time equivalent (“FTE”) personnel. Allocated costs also include allocations, generally based on headcount, for employee health care costs and insurance expense incurred by BISYS under group policies. These costs are included in the consolidated statements of income within service and operating or selling, general and administrative expenses.

Management fees

Overhead costs not charged specifically to BIS LP including corporate administration and legal costs. These costs are generally allocated based on the Company’s revenues in relation to totals by BISYS or on a specifically identifiable basis. These costs are included in the consolidated statements of income as “Fees charged by BISYS.”

Trademark royalty fees

Value of “BISYS” trademark is allocated annually based on the Company’s revenues. These costs are included in the consolidated statements of income as “Fees charged by BISYS.”

Management believes the allocation methodology described above is fair and reasonable; however, these costs are not necessarily indicative of the amounts that would have been recorded by BIS LP on a stand-alone basis.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
The following table summarizes the fees charged to the Company by BISYS:

(in thousands of dollars)	2005	2004	2003
Allocated costs	$4,721	$4,649	$4,933
Management fees	$6,457	$6,143	$4,007
Trademark royalty fees	6,896	7,089	6,980

Fees charged by BISYS	$13,353	$13,232	$10,987

Information with regard to other significant related party transactions is as follows:

The Company participates in BISYS’ centralized cash management system. Cash received from collection of the Company’s receivables are transferred to BISYS’ centralized cash accounts, and cash disbursements to pay the Company’s direct costs, as described above, are funded from BISYS’ centralized cash accounts on a daily basis. Under this system, BIS LP has no external sources of financing, such as available lines of credit, as may be necessary to operate a separate entity. The Company has an intercompany line of credit agreement with BISYS that expires on January 2, 2012 and is used to fund cash needs and provide available cash to BISYS. The line of credit is adjusted monthly for the net cash provided or used by the Company. Outstanding borrowings or advances under the agreement bear interest at LIBOR plus 200 basis points (4.44% at June 30, 2005). The rate is adjusted annually for the subsequent fiscal year based on LIBOR as of June 30. Interest is calculated monthly based on the average balance outstanding under the line of credit over each month. Balances due under the line of credit were $22.0 million and $37.7 million at June 30, 2005 and 2004, respectively. Net intercompany interest income (expense) charged or credited to BIS LP by BISYS based upon intercompany activity was $(0.3) million, $1.3 million and $1.5 million for 2005, 2004 and 2003, respectively.

During 2004, intercompany activity included transactions in which the Company paid dividends to BISYS totaling $154.9 million and BISYS contributed additional capital to the company of $8.3 million.

In connection with the BISYS credit agreement, certain operating subsidiaries of BIS LP were guarantors of BISYS’ debt obligations under a senior unsecured credit facility as of June 30, 2005. However, on January 4, 2006, the BISYS credit agreement was terminated and the operating subsidiaries of BIS LP are no longer guarantors for any of BISYS’ debt obligations.

12.	Business Segment Information

The Company has two reportable segments that are separately managed strategic business units offering different products and services. Banking Solutions primarily provides information processing services to financial services companies, asset retention solutions to insurance companies and corporate banking services to support corporate-sponsored cash management programs. Document Solutions provides document imaging and image-based remittance processing solutions to financial services companies and derives its revenues primarily from maintenance fees and sales of software licenses and hardware.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
Summarized financial information by business segment for each of the three years ended June 30 is presented below. Revenues and operating income are the key measures that are used by the chief operating decision maker to assess segment performance and for decision making with respect to resource allocation.

	2005
	Banking	Document
(in thousands of dollars)	Solutions	Solutions	Total
Revenues	$184,246	$27,534	$211,780
Operating income	31,711	4,827	36,538
Depreciation and amortization	29,317	4,331	33,648
Goodwill	21,813	13,133	34,946
Total assets	149,978	27,378	177,356
Capital expenditures, including capitalized software costs	33,056	650	33,706

	2004
	Banking	Document
	Solutions	Solutions	Total
Revenues	$192,695	$27,776	$220,471
Operating income	47,289	2,570	49,859
Depreciation and amortization	26,508	4,586	31,094
Goodwill	21,813	13,133	34,946
Total assets	147,220	31,426	178,646
Capital expenditures, including capitalized software costs	29,304	1,089	30,393

	2003
	Banking	Document
	Solutions	Solutions	Total
Revenues	$173,888	$28,098	$201,986
Operating income (loss)	45,171	(3,073)	42,098
Depreciation and amortization	23,581	4,450	28,031
Goodwill	21,813	13,133	34,946
Total assets	136,874	40,942	177,816
Capital expenditures, including capitalized software costs	29,721	3,086	32,807

Revenues of each segment are principally domestic, and no single customer accounted for 10% or more of the consolidated revenues for 2005, 2004, and 2003.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Consolidated Financial Statements
As of June 30, 2005 and 2004, and for each of the three years in the
Period Ended June 30, 2005
13.	Subsequent Event

On September 15, 2005, BISYS entered into a definitive agreement to sell BIS LP to OSI for approximately $470 million in cash, subject to adjustment at closing. The transaction, which is subject to certain closing conditions, is expected to close by February 28, 2006.

BISYS will continue to provide certain corporate services to BIS LP through a transition period of up to one year.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Condensed Consolidated Balance Sheet (unaudited)
December 31, 2005

(in thousands of dollars)
Assets
Current assets
Cash	$606
Accounts receivable, net	29,469
Deferred tax asset	7,885
Prepaids and other	7,324

Total current assets	45,284

Property and equipment, net	14,653
Goodwill	34,946
Intangible assets, net	87,158
Other assets	4,425

Total assets	$186,466

Liabilities
Current liabilities
Current portion of capital lease obligations	$5,282
Accounts payable	3,360
Deferred revenue	21,273
Other current liabilities	13,376

Total current liabilities	43,291

Capital lease obligations	6,206
Due to BISYS	34,890
Deferred tax liability	10,357
Deferred revenue	35,121

Total liabilities	129,865

Commitments and contingencies (Note 2)

Stockholder’s equity
Common stock, no par value; 3,000 shares authorized,100 shares issued and outstanding	—
Net investment by BISYS	56,601

Total stockholder’s equity	56,601

Total liabilities and stockholder’s equity	$186,466

The accompanying notes are an integral part of these condensed consolidated financial statements.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Condensed Consolidated Statements of Income (unaudited)
For the Six Months Ended December 31, 2005 and 2004

(in thousands of dollars)
Revenues	$103,155	$105,808

Operating costs and expenses
Service and operating (exclusive of depreciation and amortization shown separately below)	48,936	48,164
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	16,926	17,142
Depreciation and amortization	17,837	16,770
Fees charged by BISYS	8,604	6,959

Total operating costs and expenses	92,303	89,035

Operating income	10,852	16,773
Interest income	218	205
Interest expense	(363)	(470)

Income before income taxes	10,707	16,508

Income tax provision	4,500	6,644

Net income	$6,207	$9,864

The accompanying notes are an integral part of these condensed consolidated financial statements.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Condensed Consolidated Statements of Cash Flows (unaudited)
For the Six Months Ended December 31, 2005 and 2004

(in thousands of dollars)
Cash flows from operating activities
Net income	$6,207	$9,864
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	17,837	16,770
Deferred income tax provision	2,365	3,063
Provision for bad debts	91	148
Changes in assets and liabilities
Accounts receivable	(987)	2,360
Prepaids and other	(3,863)	(1,676)
Other assets	564	423
Accounts payable	(1,250)	78
Other current liabilities	(4,545)	(6,667)
Deferred revenue	(4,994)	(11)

Net cash provided by operating activities	11,425	24,352

Cash flows from investing activities
Capital expenditures for property and equipment	(1,624)	(580)
Payments for purchased software	(14,113)	(11,859)
Payments for internally developed software	(5,944)	(4,718)

Net cash used in investing activities	(21,681)	(17,157)

Cash flows from financing activities
Borrowings under line of credit agreement with BISYS	22,190	5,724
Repayments under line of credit agreement with BISYS	(9,280)	(10,118)
Payment of capital lease obligations	(2,667)	(2,733)

Net cash provided by (used in) financing activities	10,243	(7,127)

Net (decrease) increase in cash	(13)	68
Cash at beginning of period	619	400

Cash at end of period	$606	$468

The accompanying notes are an integral part of these condensed consolidated financial statements.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Condensed Consolidated Financial Statements (unaudited)
For the Six Months Ended December 31, 2005 and 2004
1.	Basis of Presentation and Summary of Significant Accounting Policies

The Company

BIS LP Inc. (“BIS LP” or the “Company”) is a wholly owned subsidiary of The BISYS Group, Inc. (“BISYS”). The Company, also known as the Information Services group, supports banks, insurance companies and corporations in the United States with information processing, asset retention services and check imaging solutions. The Company’s comprehensive banking platform supports banks with integrated core deposit and lending, commercial and retail services and offers ancillary products including ATM and debit card processing, electronic and Internet-based banking, branch automation, customer relationship management, executive decision-support tools, and document imaging. The Company also provides a complete imaging platform, enabling clients to convert paper-based checks into digital or “virtual” checks and process them electronically.

Basis of Presentation

The accompanying condensed consolidated financial statements of BIS LP have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting and do not include all disclosures required for annual financial statements prepared in accordance with GAAP. These accounting principles were applied on a basis consistent with those of the financial statements contained in the BIS LP’s audited financial statements for the fiscal year ended June 30, 2005 included in this Current Report on Form 8-K/A filed with the Securities and Exchange Commission. The accompanying condensed financial statements should be read in conjunction with those BIS LP financial statements for the fiscal year ended June 30, 2005. In the opinion of BIS LP management, the accompanying condensed financial statements contain all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation. The operating results for the six month periods ended December 31, 2005 and 2004 may not be indicative of the results expected for any succeeding quarter or the entire fiscal year ending June 30, 2006.

The accompanying consolidated financial statements include the accounts of BIS LP and its subsidiaries and reflect the Company’s assets, liabilities, results of operations and cash flows, including allocations by BISYS, on a historical cost basis. All significant intercompany balances and transactions within BIS LP have been eliminated in consolidation. As discussed in Note 4, these financial statements reflect allocated and unallocated costs, management fees and royalty fees charged by BISYS to the Company, as well as amounts owed to BISYS at each balance sheet date.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk are limited to accounts receivable. No individual customer accounted for 10% or more of total revenues for the six months ended December 31, 2005 or 2004. As of December 31, 2005, no customer accounted for 10% or more of the total accounts receivable balance. The Company maintains allowances for potential credit risks and otherwise controls this risk through monitoring procedures.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates are related to goodwill, intangible assets, income taxes and revenue recognition. Actual results may differ from these estimates.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Condensed Consolidated Financial Statements (unaudited)
For the Six Months Ended December 31, 2005 and 2004
Stock-Based Compensation under BISYS Sponsored Plans

Officers and key employees of the Company have been granted options in the BISYS stock option and restricted stock plans. Stock option grants have exercise prices equal to the market value of the underlying common stock on the date of grant. The stock options vest primarily over a five-year period at each anniversary date of the grant and expire following termination of employment or within ten years of the date of the grant, whichever comes first. Restricted shares awarded are subject to certain transfer and forfeiture restrictions that lapse over a four-year vesting period.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FAS 123R, “Share-Based Payment.” FAS 123R establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. FAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FAS 123R requires that the fair value of such equity instruments be recognized as expense in the financial statements as services are performed. Prior to FAS 123R, only the pro forma disclosures of fair value were required. The Company adopted FAS 123R effective July 1, 2005 utilizing the modified prospective application transition method and the Black-Scholes option pricing model that are permitted under the new standard. The impact of adopting FAS 123R for the period ended December 31, 2005 was not material.

Prior to July 1, 2005, the Company accounted for stock option and restricted stock plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Under the applicable provisions of APB 25, compensation expense was recorded for restricted stock awards however no expense was recorded for stock option awards as options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table presents the effect on net income if the Company had applied the fair value recognition provisions of FAS 123R for the six months ended December 31, 2004:

Six Months Ended
December 31,
(in thousands of dollars)	2004
Net income, as reported	$9,864
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	48
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(703)

Pro forma net income	$9,209

During the fourth quarter of fiscal 2005, the Company approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices of equal to or greater than $15.18 per share. As a result, share based compensation in periods subsequent to the acceleration are significantly reduced.

During the six months ended December 31, 2005, the Company recorded share-based compensation cost totaling the amount that would have been recognized had the fair value method been applied since the effective date of FAS 123R. Results for the prior period have not been restated. The effect of recording share-based compensation for the six month period ended December 31, 2005 was as follows:

Six months ended
(in thousands of dollars)	December 31, 2005
Share-based compensation by award type:
Stock options	$86
Stock Purchase Plan	68
Restricted shares	161

Total share-based compensation	315
Tax effect on share-based compensation	82

Net effect on net income	$233

The following table summarizes stock option activity for BIS LP from June 30, 2005 through December 31, 2005 (options in thousands):

			Weighted average
			remaining contractual
	Number	Weighted average	life (in years) of
	of options	exercise price	options outstanding

Outstanding at June 30, 2005	1,678	$15.96

Granted	43	15.09

Exercised	(340)	10.78

Forfeited	(22)	16.47

Outstanding at December 31, 2005	1,359	$17.20	6.7

Options exercisable at December 31, 2005	1,223	$17.48	6.7

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Condensed Consolidated Financial Statements (unaudited)
For the Six Months Ended December 31, 2005 and 2004
The fair values of stock options granted were calculated using the Black-Scholes pricing model. The weighted-average grant date fair value of options granted during the six months ended December 31, 2005 and 2004 was $6.02 and $6.00. The following weighted average assumptions were used to determine the fair value of options granted:

	Six Months Ended	Six Months Ended
	December 31, 2005	December 31, 2004

Expected Term (in years)	4.34	5.00
Volatility	41.0%	40.0%
Risk Free Interest Rate	4.2%	3.5%
Dividend Yield	0%	0%
The Company’s expected term has been estimated taking into account historical experience of similar awards giving consideration to contractual terms of share based awards, vesting schedules and employee behavior as it is influenced by changes in the terms of share based awards. The volatility factor has been based principally on the Company’s historical stock price.

The intrinsic value of options exercised during each of the six months ended December 31, 2005 and 2004 totaled approximately $1 million. Proceeds for exercise of options are paid to BISYS and shares are issued from BISYS treasury upon exercise of options and vesting of restricted awards. The total fair value of options vested during the six months ended December 31, 2005 and 2004 totaled $86,000 and $850,000 respectively.

The following table summarizes restricted stock activity for BIS LP from June 30, 2005 through December 31, 2005:

	Number of	Weighted average
	Restricted Shares	grant date fair value

Unvested at June 30, 2005	40,750	$14.92
Granted	65,000	15.28
Vested	(11,750)	15.17
Forfeited	(14,500)	15.41

Unvested at December 31, 2005	79,500	15.09

During the six months ended December 31, 2004, 25,000 shares of restricted stock were awarded with an average grant date fair value of $17.13 per share.

As of December 31, 2005, the unrecognized share-based compensation cost related to stock options and restricted stock was $1.9 million and is expected to be recognized over an estimated weighted average amortization period of 3.8 years.
2.	Commitments and Contingencies

Various matters regarding litigation and regulatory investigations exist relating to BISYS and certain of its subsidiaries as further described below. While the Company is not named as a defendant in these proceedings, there can be no assurance such matters will not have a future impact to the Company so long as it remains affiliated with BISYS. BISYS does not expect these matters to have any impact on the Company following the sale to OSI on March 3, 2006.

There are various other claims, lawsuits and pending actions against the Company incident to the operations of its business. It is the opinion of management that the ultimate resolution of these matters, including the matters relating to BISYS, will not have a material effect on the Company’s financial position, results of operations or cash flows.

Litigation

Following BISYS’ May 17, 2004 announcement regarding the restatement of its consolidated financial results, seven putative class action and two derivative lawsuits were filed against BISYS and certain of its current and former officers. By order of the Court, all but one of the putative class actions has been consolidated into a single action, and on October 25, 2004, plaintiffs filed a consolidated amended complaint. The complaint seeks damages in an unspecified amount as well as unspecified equitable/injunctive relief.

The remaining putative class action at June 30, 2005 purports to be brought on behalf of all persons who acquired non-publicly traded BISYS securities from BISYS as part of private equity transactions during the period October 23, 2000 to May 17, 2004. The complaint generally asserts that BISYS and certain of its officers allegedly violated the federal securities laws in connection with the purported issuance of false and misleading information concerning BISYS’ financial condition, and seeks damages in an unspecified amount.

The derivative complaints purport to be brought on behalf of BISYS and generally assert that certain officers and directors are liable for alleged breaches of fiduciary duties, abuse of control, gross mismanagement, waste, and unjust enrichment that purportedly occurred between October 23, 2000 and the present. The derivative complaints seek disgorgement, constructive trust, and damages in an unspecified amount. The Court has ordered that the derivative actions be consolidated into a single action. On November 24, 2004, plaintiffs filed a consolidated amended complaint. On January 24, 2005, BISYS and the individual defendants filed separate motions to dismiss the complaint. On October 31, 2005, the Court granted defendants’ motions, dismissing on the merits plaintiffs’ claim under Section 304 of the Sarbanes-Oxley Act of 2002 on the ground that it does not create a private right of action upon which plaintiffs may sue. Having so ruled, the Court also dismissed plaintiffs’ state law claims on the ground that it lacked subject matter jurisdiction over them.

BISYS intends to defend itself vigorously against these claims but is unable to determine the ultimate outcome.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Condensed Consolidated Financial Statements (unaudited)
For the Six Months Ended December 31, 2005 and 2004
Regulatory Investigations

On May 17, 2004, BISYS announced that it would restate its financial results for the fiscal years ended June 30, 2003, 2002, and 2001 and for the quarters ended December 31 and September 30, 2003 in order to record adjustments for correction of errors resulting from various accounting matters in its Life Insurance Services division. BISYS notified the SEC in May 2004 of its intention to restate prior period financial results. Subsequently, the SEC advised BISYS that the SEC was conducting an investigation into the facts and circumstances related to the restatement. In July 2005, BISYS determined that an additional restatement of previously issued financial statements was necessary and the SEC’s investigation has been expanded to include the current restatement. The investigation is ongoing. BISYS has cooperated and intends to continue to cooperate with the SEC’s investigation. BISYS cannot predict when the SEC will conclude its investigation or the outcome or impact thereof.

Other

As of December 31, 2005, the Company had entered into various employment agreements with its executive officers, which provide for compensatory payments of up to approximately $3.5 million, subject to certain conditions and events.

It is not the Company’s business practice to enter into off-balance sheet arrangements. However, in the normal course of business, the Company does enter into contracts in which it makes representations and warranties that guarantee the performance of the Company’s products and services as well as other indemnifications entered into in the normal course of business. During the six months ended December 31, 2005 and 2004, there were no material losses related to such guarantees and indemnifications.

3.	Software License Agreement

On September 30, 2003, the Company entered into a software license agreement with OSI and became an outsourcing reseller of OSI’s Total Client Server software as well as OSI’s complimentary products and services to banks and thrifts using the Total Client Server product. The agreement had an initial term of five years, with an option to renew for another five years by mutual consent or at the Company’s option.

In connection with the acquisition of BIS LP by OSI on March 3, 2006, this agreement was terminated.

Payments for license fees paid to OSI were accounted for under SOP 98-1. During the six months ended December 31, 2005 and 2004, the Company capitalized $6.7 million and $4.6 million, respectively, of third-party software costs related to this agreement. Maintenance fees were expensed ratably over the period of benefit.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Condensed Consolidated Financial Statements (unaudited)
For the Six Months Ended December 31, 2005 and 2004
4.	Related-Party Transactions

Transactions between BIS LP and BISYS and its wholly-owned subsidiaries commonly occur in the normal course of business. BIS LP is charged by BISYS for corporate costs relating to these transactions and services, using the following methodologies:

Direct cost

Costs incurred by BISYS on behalf of BIS LP are charged directly to the Company. These costs are included within the individual line items in the consolidated statements of income, as appropriate.

Allocated costs

Costs incurred by BISYS for shared services provided by BISYS including finance, human resources, payroll processing, purchasing and facilities support. These costs are generally allocated based on total manpower expense for time expended by full time equivalent (“FTE”) personnel. Allocated costs also include allocations, generally based on headcount, for employee health care costs and insurance expense incurred by BISYS under group policies. These costs are included in the consolidated statements of income within service and operating or selling, general and administrative expenses.

Management fees

Overhead costs not charged specifically to BIS LP including corporate administration and legal costs. These costs are generally allocated based on the Company’s revenues in relation to totals by BISYS or on a specifically identifiable basis. These costs are included in the condensed consolidated statements of income as “Fees charged by BISYS.”

Trademark royalty fees

Value of “BISYS” trademark is allocated annually based on the Company’s revenues. These costs are included in the consolidated statements of income as “Fees charged by BISYS.”

Management believes the allocation methodology described above is fair and reasonable; however, these costs are not necessarily indicative of the amounts that would have been recorded by BIS LP on a stand-alone basis.

The following table summarizes the fees charged to the Company by BISYS for the six months ended December 31:

(in thousands of dollars)	2005	2004
Allocated costs	$2,243	$2,464

Management fees	$5,252	$3,497
Trademark royalty fees	3,352	3,462

Fees charged by BISYS	$8,604	$6,959

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Condensed Consolidated Financial Statements (unaudited)
For the Six Months Ended December 31, 2005 and 2004
The Company participates in BISYS’ centralized cash management system. Cash received from collection of the Company’s receivables are transferred to BISYS’ centralized cash accounts, and cash disbursements to pay the Company’s direct costs, as described above, are funded from BISYS’ centralized cash accounts on a daily basis. Under this system, BIS LP has no external sources of financing, such as available lines of credit, as may be necessary to operate a separate entity. The Company has an intercompany line of credit agreement with BISYS that expires on January 2, 2012 and is used to fund cash needs and provide available cash to BISYS. The line of credit is adjusted monthly for the net cash provided or used by the Company. Outstanding borrowings or advances under the agreement bear interest at LIBOR plus 200 basis points. The rate is adjusted annually for the subsequent fiscal year based on LIBOR as of June 30. Interest is calculated monthly based on the average balance outstanding under the line of credit over each month. Balances due under the line of credit were $34.9 million at December 31, 2005. Net intercompany interest income (expense) charged or credited to BIS LP by BISYS based upon intercompany activity was $0.1 million and $(0.1) million for the six months ended December 31, 2005 and 2004, respectively.

In connection with the BISYS credit agreement, certain operating subsidiaries of BIS LP were guarantors of BISYS’ debt obligations under a senior unsecured credit facility as of June 30, 2005. However, on January 4, 2006, the BISYS credit agreement was terminated and the operating subsidiaries of BIS LP are no longer guarantors for any of BISYS’ debt obligations.

5.	Business Segment Information

The Company has two reportable segments that are separately managed strategic business units offering different products and services. Banking Solutions primarily provides information processing services to financial services companies, asset retention solutions to insurance companies and corporate banking services to support corporate-sponsored cash management programs. Document Solutions provides document imaging and image-based remittance processing solutions to financial services companies and derives its revenues primarily from maintenance fees and sales of software licenses and hardware.

BIS LP Inc.
(A wholly owned subsidiary of The BISYS Group, Inc.)
Notes to Condensed Consolidated Financial Statements (unaudited)
For the Six Months Ended December 31, 2005 and 2004
Summarized financial information by business segment is presented below. Revenues and operating income are the key measures that are used by the chief operating decision maker to assess segment performance and for decision making with respect to resource allocation.

	Six Months Ended December 31, 2005
	Banking	Document
(in thousands of dollars)	Solutions	Solutions	Total
Revenues	$91,509	$11,646	$103,155
Operating income	8,811	2,041	10,852

	Six Months Ended December 31, 2004
	Banking	Document
	Solutions	Solutions	Total
Revenues	$91,589	$14,219	$105,808
Operating income	15,251	1,522	16,773
Revenues of each segment are principally domestic, and no single customer accounted for 10% or more of the consolidated revenues for the six months ended December 31, 2005 and 2004.

6.	Subsequent Event

On March 3, 2006, OSI purchased BIS LP for total cash consideration of approximately $472,400,000. BISYS will continue to provide certain corporate services to BIS LP through a transition period of up to one year.